Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the EA Series Trust and to the use of our report dated August 25, 2022 on the financial statements and financial highlights of Omni Tax-Managed Small-Cap Value Fund, a series of shares of beneficial interest in Bridgeway Funds, Inc. Such financial statements and financial highlights appear in the June 30, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania
October 10, 2022